UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14(a)-12

Safeway Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with written preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Supplemental Information Regarding Proposal 2 –

Advisory Vote on Compensation (“Say on Pay”)

Commencing May 10, 2011, Safeway Inc. (“the Company”) sent the following communication to certain stockholders:

At the Company’s Annual Meeting of Stockholders on May 19, 2011, stockholders will cast an advisory vote on the compensation of our executive officers (“Say on Pay” – Proposal 2). The Company’s Board of Directors has recommended that you vote FOR the approval of Proposal 2.

ISS Proxy Advisory Services (“ISS”) and Glass Lewis have recommended against the Say-on-Pay proposal. Their supporting arguments rest on two assertions, neither one of which is correct: (1) that the compensation of our CEO, Steve Burd, is not sufficiently linked to performance (suggesting a “disconnect”); and (2) that Safeway has consistently performed below the level of its peer group.

Safeway Compensation

•	We believe our compensation systems have been thoughtfully designed and tightly link executive compensation to Company performance.

•	To begin with, over 85% of our CEO’s target total direct compensation is “at risk” each year. The degree to which this variable component is paid is directly linked to Company performance.

•	Among his salary, bonus and equity, his base salary is the only element of compensation that does not change with Company performance.

•	If pay and performance are tightly linked, the CEO should win on compensation only when the stockholders win and should lose on compensation whenever the stockholders lose.

— Bonus

•

If the Company meets or beats its annual financial plan, our CEO’s bonus will typically range from 100% to 200% of base salary. If the Company misses the financial plan, it could yield an Operating Bonus award as low as $0.

•	The Company’s track record over the last 10 years indicates the Executive Compensation Committee has been demanding on the CEO and the management team.

•	Awards under the Operating Bonus Plan have been tightly linked to Company performance.

•	Over a 10-year period beginning in 2001, our CEO received

•	95 - 100% of his maximum bonus under the Operating Bonus Plan 2 times;

•	50 - 78% of his maximum bonus 3 times;

•	10 - 30% of his maximum bonus 2 times; and

•	0% of his maximum bonus 3 times

•	During the last three years, he has received, sequentially, 10%, 0% and 30% of his maximum bonus under the Operating Bonus Plan.

•	As a result, our CEO’s actual total cash compensation (salary plus bonus) in 2009 (the last year for comparable data) placed him in the 5th percentile in the Company’s compensation peer group.

•	The “Will to Win” bonus paid for 2010 performance resulted from efforts completed in 2010 that will produce significant income results for 2011 and beyond.

•	This was a performance-based bonus that was approved by the Executive Compensation Committee early in 2010 and communicated to eligible recipients at that time.

•

To earn a bonus, executives had to have responsibility for a material portion of the Company’s business and had to quantitatively demonstrate success in foundational initiatives that would have a material impact on the Company’s income statement in 2010 and beyond.

•	Our CEO personally evaluated each recipient to make sure that the performance criteria were applied uniformly and then presented his recommendations to the Executive Compensation Committee.

•	The Committee made the final decisions and approved a bonus for our CEO that was 30% of his maximum Operating Bonus.

•	In total, bonuses were paid to 80 employees out of an eligible group of 192, in an amount that totaled slightly less than $6.4 million.

— Equity

•	If the share price declines year over year, both the stockholders and our CEO lose.

•	Mr. Burd owns more than 1.184 million shares of Safeway stock, with a value today of about $29 million.

•	As a result, a small drop in the share price could potentially offset most or all of his base salary. If it does, he could effectively work for a year without compensation.

•	In addition, unlike many CEOs, he has no employment contract or severance agreement.

•	If, on the other hand, the share price increases year over year, both the stockholders and the CEO win.

•	On equity compensation, we cannot conceive of a single circumstance where the stockholders lose and the CEO wins.

Flaws in the ISS/Glass Lewis Analyses

•	The equity valuations used by these services are based on estimates about the future.

•	These estimates all assume the stock price will rise and on that basis they calculate a positive present value for all stock options granted.

•	While this is a common method for estimating the “potential” value of option grants, it should never be confused with actual compensation paid.

•	The actual value paid will be based on the company’s future performance and the resulting price of its stock.

•	If the share price does not rise above the option grant price, the options are worthless.

•

For determining whether the CEO’s compensation is tied to company performance, it makes no sense to assign a rising stock price to all newly granted options, present value those options, and compare this value to a flat or declining Total Shareholder Return (“TSR”) and to conclude the CEO was overpaid (i.e., compensation was not linked to performance).

•	It is far more relevant to ask if the CEO’s actual compensation falls when TSR declines and rises when TSR rises.

•

If actual compensation rises significantly above base salary when the company does well, and equals or falls below base salary when the company performs poorly, then compensation is appropriately linked to performance.

•	In Safeway’s case, compensation actually paid to the CEO has been consistently coordinated with performance.

Comparison to Peer Groups

•	ISS and Glass Lewis believe that Safeway has performed below its peer group. We disagree.

•	Both ISS and Glass Lewis select very broad groups of large and small companies that do not correlate with the sector in which we compete.

•	While these broad groups may occasionally present fair comparisons, they are of little value in a declining or stagnant economy because each subsector of the economy behaves differently.

•

If, on the other hand, one constructs a peer group of highly similar companies (we would suggest a group of multi-regional supermarkets), there would be an entirely different conclusion as to how we performed against our corrected peer group.

•	Although the last five years have been difficult in general, supermarket companies have also experienced significant deflation over the last two years.

•	Compared to this supermarket peer group, Safeway has performed at or above the median in 1-year, 3-year and 5-year Total Shareholder Return.

*        *        *

In summary, we believe the better way to test for the linkage between pay and performance is to simply ask: Will the stockholders and the CEO win or lose together? At Safeway, they will.

We urge our stockholders to vote in favor of Safeway’s Say-on-Pay proposal. Your vote is important, and we appreciate your continued support of Safeway.

3